PHI Group Extends Record Date for Special Stock Dividend in American Pacific Resources, Inc.

Company Announces June 8, 2018 Conference Call

New York, NY, May 29, 2018 (GLOBE NEWSWIRE) — PHI Group, Inc., (www.phiglobal.com) (OTCQB:PHIL), a company focused on mergers and acquisitions and investments in natural resources, energy, agriculture and special situations, today announced that the Company’s Board of Directors has passed amended resolutions to extend the Record Date for the special stock dividend in American Pacific Resources, Inc. (www.aprgold.com), a wholly owned subsidiary of the Company which will be spun off into a separate publicly traded entity.

According to the amended resolutions, the Company extends the Record Date for the special stock dividend in American Pacific Resources, Inc. to June 29, 2018 and fixes the minimum amount of Common Stock of PHI Group, Inc. held by each shareholder at five (5) shares to be eligible for the above-mentioned special stock dividend.

The Payment Date of the special stock dividend is still October 31, 2018 and the Dividend Ratio remains to be the same as announced before: for every five (5) shares of PHI Group, Inc. Common Stock held by eligible shareholders as of the new Record Date, these shareholders have the right to receive one (1) freely tradable share of Common Stock of American Pacific Resources, Inc., a subsidiary of PHI Group, Inc. that is currently awaiting SEC registration for its Common Stock.

In addition, the Company has also decided to round up the dividend shares of American Pacific Resources, Inc. Common Stock to the nearest whole number of shares when fractional shares occur in the calculations of the special stock dividend distribution.

PHI Group CEO Henry Fahman will host a conference call for shareholders and investors at 04:30 P.M. EDT on Friday, June 8, 2018 to discuss recent important corporate developments. To participate in the conference call, please follow the following dial-in directions:

Join from PC, Mac, Linux, iOS or Android: https://zoom.us/j/455828667

Or iPhone one-tap:

US: +16465588665,455828667# or +14086380986,455828667#

Or Telephone:

Dial (for higher quality, dial a number based on your current location):

US: +1 646 558 8665 or +1 408 638 0986

Germany: +49 (0) 30 3080 6188

Canada: +1 647 558 0588

Romania: +40 31 630 1088

United Kingdom: +44 (0) 20 3695 0088

Meeting ID: 455 828 667

International numbers available: https://zoom.us/u/fPq7ABz4

Please submit questions for the Q&A session to info@phiglobal.com at least 24 hours prior to the conference call. Thank you very much.

About PHI Group, Inc.

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides M&A and consulting services through its wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com)

Safe Harbor

This news release contains “forward-looking statements” pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may”, “future”, “plan” or “planned”, “will” or “should”, “expected,” “anticipates”, “draft”, “eventually” or “projected”, which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

PHI Group, Inc.

Henry Fahman

info@phiglobal.com